[*DATE*]

SALE AND PURCHASE AGREEMENT

between

EDDIE FOONG WAI KEONG

and

ZHAO YONGXIN

(as "**Vendor**")

and

WEYLAND TECH INC.

(as "**Purchaser**")

and

BRENT SUEN

(as "Guarantor")

in respect of shares in

TECHNOPRENEUR'S RESOURCE CENTRE PRIVATE LIMITED

TABLE OF CONTENTS

SALE AND PURCHASE AGREEMENT

THIS SALE AND PURCHASE AGREEMENT (this "**Agreement**") is made on **[*DATE*]**.

BETWEEN:

(1) **EDDIE FOONG WAI KEONG** [redacted] ("**Eddie**");

(2) **ZHAO YONGXIN** [redacted] ("**Josh**");

(3) **WEYLAND TECH INC.**, a corporation organised and existing under the laws of Delaware with Company Registration No. 46-5057897 and with its mailing address at 198 The Wellington Street, 8/F The Wellington, Central, Hong Kong SAR, Hong Kong HKSAR ("**Purchaser**"); and

(4) **BRENT SUEN** [redacted] ("**Guarantor**").

(Eddie and Josh shall be collectively referred to as the "**Vendors**", and the Vendors, the Purchaser and the Guarantor shall be individually referred to as a "**Party**" and collectively referred to as the "**Parties**", as the context may require).

WHEREAS:

A. The Vendors are collectively the legal and beneficial owner of 27,500 fully paid up ordinary shares in TECHNOPRENEUR'S RESOURCE CENTRE PRIVATE LIMITED, a private limited company incorporated under the laws of Singapore with Company Registration No. 201314713E and with its registered office at 420 North Bridge Road #06-29/30, North Bridge Centre, Singapore 188727 ("**Company**"), representing 55% of its total issued and paid-up capital on a Fully Diluted Basis ("**Sale Shares**"). The shareholding of each Vendor is detailed in **Schedule 2**.

B. The Purchaser provides mobile business applications to small-medium-sized businesses and resellers. The Purchaser offers CreateApp M-commerce applications platform to create a mobile application in Singapore, India, and the United States/Canada. It also provides DIY App builder through a white label platform in European Union, Malaysia, Hong Kong/South China, Indonesia, North America, and Korea. The Purchaser was formerly known as Seratosa, Inc. and changed its name to Weyland Tech Inc. in September 2015. The Purchaser is headquartered in Central, Hong Kong.

C. The Guarantor has been President & Chief Executive and Financial Officer of the Purchaser since November 19, 2014, and a director of the Purchaser since November 19, 2014.

D. The Vendors hereby agree to sell, and the Purchaser hereby agrees to purchase, the Sale Shares, for the Consideration Shares and subject to the terms and conditions set forth in this Agreement.

IN CONSIDERATION OF THE MUTUAL PROMISES CONTAINED HEREIN AND OTHER GOOD AND SUFFICIENT CONSIDERATION, THE RECEIPT AND ADEQUACY OF WHICH IS HEREBY ACKNOWLEDGED, IT IS HEREBY AGREED AS FOLLOWS:

1. DEFINITIONS AND INTERPRETATION

1.1 In this Agreement, the following terms, to the extent not inconsistent with the context thereof, shall have the meanings assigned to them herein below:

"**Affiliate**" means with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls or is Controlled by or is under common Control with the first Person, and shall include a Relative of such Person;

"**Business Day**" means a day other than a Saturday or Sunday or public holiday and on which commercial banks are open for business in Singapore;

"**Claims**" means any losses, liabilities, claims, damages, costs and expenses, including legal fees and disbursements in relation thereto;

"**Completion**" means completion of the sale and purchase of the Sale Shares under this Agreement;

"**Completion Date**" has the meaning set out in Clause 3.1;

"**Consideration Shares**" has the meaning set out in Clause 3.1(b)(ii);

"**Control**" means the power to direct the management or policies of any Person, whether through the ownership of over fifty per cent. (50%) of the voting power of such Person, through the power to appoint, remove or control the appointment or removal of more than half of the Board of Directors or similar governing body of such entity, through contractual arrangements, voting trust, dominant influence or otherwise. The expressions "**Controlling**", "**Controlled**", and "**Controller**", shall be construed accordingly;

"**Disclosed**" means the disclosures contained or referred to in **Schedule 3 (Vendors' Disclosures)**. The disclosures may be general (in respect of all Warranties) or specific against a particular Warranty which the disclosure is most likely to relate, but for the avoidance of doubt, a disclosure applies to all of the warranties and representations by the Vendors and/or the Company (whether under the Agreement or the Transaction Documents) and a disclosure is not limited in any way to the specific warranty or representation;

"**Employment Agreement**" means the employment agreement to be entered into between the Eddie and the Purchaser on or about the date hereof;

"**Encumbrance**" means, with respect to any property or asset, any mortgage, assignment, debenture, lien, hypothecation, pledge, charge, security agreement, security interest, encumbrance, claim, infringement, interference, title retention, claim, equity, option, right of first refusal, pre-emptive right, right to acquire, community property right or other adverse claim of any kind in respect of such property or asset;

"**Fully Diluted Basis**" means the assumption that all options, warrants or other convertible securities or instruments or other rights to acquire ordinary shares or any other existing or future classes of share capital have been exercised or converted in full, regardless of whether any such options, warrants, convertible securities or instruments or other rights are then vested or exercisable or convertible in accordance with their terms;

"**Government**" or "**Governmental Authority**" means any statutory authority, government department, agency, commission, board, tribunal, court or other entity in Singapore, or elsewhere (if applicable), authorised to make Laws;

"**Intellectual Property Rights**" means all rights in and in relation to all intellectual property rights subsisting in the products, services, etc., developed, being developed or proposed to be developed, by or on behalf of or in the course of employment or engagement with, the Company, and includes all patents, utility models, inventions, copyrights, moral rights, trade names, brand names, business names and internet domain names, rights in get-up and trade dress, trademarks and service marks, goodwill and the right to sue for passing off or unfair competition, designs, computer software, source codes, algorithm, financial models, database, data, work product, concept, discovery, technology, confidential information and trade secrets, and all other intellectual property rights, in each case whether registered or unregistered, and including all versions, modifications, enhancements and derivative works thereof, applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, and all related, similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;

"**Law**" or "**Laws**" means and includes all applicable statutes, enactments, acts of legislature or the Parliament, laws, ordinances, rules, by-laws, regulations, notifications, guidelines, policies, directions, directives and orders of any Governmental Authority, tribunal, board, court or a recognised stock exchange of Singapore;

"**Licence Agreement**" means the licence agreement to be entered into between the Company and the Purchaser on or about the date hereof;

"**Person**" means any individual, corporation, company, partnership, firm, voluntary association, joint venture, trust, unincorporated organisation, Governmental Authority or any other entity whether acting in an individual, fiduciary or other capacity;

"**Relative**" means, in relation to any natural Person, his spouse, his siblings and their spouses and lineal descendants, any lineal ascendant or descendant of such Person and their respective spouses;

"**S$**" or "**Singapore Dollars**" means Singapore dollars, the lawful currency of the Republic of Singapore;

"**Sale Shares**" has the meaning set out in Recital A;

"**Transaction Documents**" means this Agreement, the Licence Agreement, the Employment Agreement, and all other documents referred to in it and any other agreements executed or to be executed by the Parties on the date of this Agreement or the Completion Date, and such other documents designated as such by the Parties, and each of which is a Transaction Document;

"**US$**" or "**US Dollars**" means United States dollars, the lawful currency of the United States of America;

"**Warranties**" means the representations and warranties of the Vendors, as set forth in Clause 6 and **Schedule 1 (Vendors Additional Warranties)**, in each case as qualified by the Vendors' disclosures in **Schedule 3 (Vendors' Disclosures)**.

1.2 In this Agreement, unless the context otherwise requires:

(a) Words denoting any gender shall be deemed to include all other genders;

(b) Words importing the singular shall include the plural and vice versa, where the context so requires;

(c) The terms "**hereof**", "**herein**", "**hereby**", "**hereto**" and other derivatives or similar words, refer to this entire Agreement or specified Clauses of this Agreement, as the case may be;

(d) Reference to the term "**Clause**" or "**Schedule**" or "**Recital**" shall be a reference to the specified Clause or Schedule or Recital respectively of this Agreement;

(e) Any reference to "**writing**" includes printing, typing, lithography and other means of reproducing words in a permanent visible form.

(f) The term "**directly or indirectly**" means directly or indirectly through one or more intermediary persons or through contractual or other legal arrangements, and "direct or indirect" shall have correlative meanings;

(g) All headings and sub-headings of Clauses and Schedules, and use of bold typeface are for convenience only and shall not affect the construction or interpretation of any provision of this Agreement;

(h) Reference to any legislation or Law or to any provision thereof shall include references to any such Law as it may, after the date of this Agreement, from time to time, be amended, supplemented or re-enacted, and any reference to statutory provision shall include any subordinate legislation made from time to time under that provision;

(i) Reference to the word "**include**" or "**including**" shall be construed without limitation;

(j) The Recitals and Schedules hereto shall constitute an integral part of this Agreement;

(k) Terms defined in this agreement shall include their correlative terms;

(l) Time is of the essence in the performance of the Parties' respective obligations. If any time period specified herein is extended, such extended time shall also be of essence;

(m) References to the knowledge, information, belief or awareness of any Person shall be deemed to include the knowledge, information, belief or awareness of such Person after examining all information and making all due diligence inquiries and investigations which would be expected or required from a Person of ordinary prudence;

(n) The Parties acknowledge that they and their respective counsel have read and understood the terms of this Agreement and have participated equally in the negotiation and drafting. Accordingly, no court or arbitrator construing this Agreement shall construe it more stringently against one Party than against the other;

(o) All references to the Transaction Documents shall be deemed to include any amendments or modifications to the relevant Transaction Documents from time to time.

2. **SALE AND PURCHASE OF THE SALE SHARES**

2.1 Notwithstanding anything to the contrary contained herein, Purchaser acknowledges and agrees that on Completion, the Vendors shall sell and convey to the Purchaser the Sale Shares on an "as is, where is, with all faults" basis. The Purchaser represents that it is a knowledgeable, experienced and sophisticated investor and has consulted with relevant experts and acknowledges that the Vendor has afforded the Purchaser full opportunity to conduct such investigations of the Company's business and the Sale Shares to the Purchaser's satisfaction, including but not limited to [redacted] and has made the decision to enter this Agreement fully aware of the risks involved in this transaction. The Purchaser shall bear all risk and assume all liabilities and obligations in respect of the Sale Shares upon Completion. Except as expressly set forth in this Agreement, the Purchaser has not and shall not rely on, and the Vendors have not made and are not liable for or bound by, any warranties, guarantees, statements, representations or information (whether express or implied) pertaining to the Sale Shares or the Company or any matter relating thereto.

2.2 The Purchaser shall be entitled to all dividend, profits, income and distributions declared, paid or made in respect of the Sale Shares from the Completion Date. All dividend, profits, income and distributions received by the Vendors on and after the Completion Date shall be held by the Vendors on trust for the benefit of the Purchaser and shall be released to the Purchaser promptly.

3. **COMPLETION**

3.1 Completion of the sale and purchase of the Sale Shares shall take place at Singapore on [redacted] (or at such other place and time as may be agreed between the Vendors and the Purchaser) (the "**Completion Date**") where the following shall take place:-

(a) the Vendors shall deliver to the Purchaser the following:-

(i) the share certificates in respect of the Sale Shares;

(ii) share transfer form duly executed (subject to stamp duty payable) transferring the Sale Shares to the Purchaser;

(iii) duly passed resolutions of the Board of Directors [and Shareholders] of the Company approving the transfer of the Sale Shares and appointment of such persons as are nominated by the Purchaser as Director(s) and/or Secretary of the Company; and

(iv) resignation of the Vendors as Director of the Company.

(b) the Purchaser shall, against receipt of the above, deliver to the Vendors the following:-

(i) duly passed resolutions of the Board of Directors [and Shareholders] of the Purchaser approving the issuance of the Consideration Shares;

[redacted]

3.2 Upon the Completion events listed in Clauses 3.1 having occurred, the Purchaser shall assume, and the Vendors shall be deemed to have been automatically discharged and released in full from, all indebtedness, liabilities and obligations of any kind owed to or outstanding by the Company, and from all guarantees, indemnities, mortgages and surety and security arrangements of any kind given by the Vendors in favour of the Company or entered into by the Vendors on behalf of the Company.

4. PRE-COMPLETION COVENANTS

4.1 From the date of this Agreement through to the Completion Date and except as otherwise provided in this Agreement, the Vendors shall procure that the Company shall:

(a) conduct its business in the ordinary and normal course, consistent with past practice and existing policies;

(b) conduct its operations in a manner, and shall otherwise use all reasonable efforts, so as to ensure that the Warranties shall continue to be true and correct on and as of the Completion Date as if made on and as of the Completion Date;

(c) comply with all Laws affecting its operations;

(d) provide the Purchaser and its respective representatives with reasonable access, upon reasonable prior written notice and during normal business hours, to all of the Company's assets, books, records and personnel designated for this purpose by the Company; and

(e) confer with the Purchaser concerning all matters of a material nature relating to the Company and its business which may materially impact Completion.

5. POST-COMPLETION UNDERTAKINGS

5.1 Upon Completion, the Vendors shall provide such assistance as the Purchaser reasonably requests to assist the Purchaser to obtain or procure:

(a) the stamping of the share transfer form transferring the Sale Shares to the Purchaser;

(b) the Licence Agreement to be entered into between the Company and the Purchaser;

(c) the Employment Agreement to be entered into between Eddie and the Purchaser;

(d) such matters as are reasonably required to comply with the requirements of the [relevant stock exchange] or other regulatory or supervisory body or authority of competent jurisdiction.

6. REPRESENTATIONS AND WARRANTIES

6.1 Subject to Clause 2.1, each Party represents to the other Parties on the date of this Agreement and as at the Completion Date:

(a) In respect of Parties which are not natural Persons, it is a company duly incorporated and validly existing under the laws of its jurisdiction of incorporation;

(b) It has taken all necessary corporate action to authorise entry into and performance of the Transaction Documents to which it is party and to carry out the transactions contemplated by the Transaction Documents to which it is party;

(c) Its obligations under the Transaction Documents to which it is party constitute valid and binding obligations, enforceable in accordance with their respective terms;

(d) It is not insolvent or bankrupt or unable to pay its debts within the meaning of any applicable law and is not subject to any insolvency, bankruptcy, winding-up, dissolution, administration or re-organisation, appointment of a receiver, administrator, administrative receiver, judicial manager, trustee or analogous proceedings under the laws of any applicable jurisdiction.

6.2 Each Vendor represents and warrants to the Purchaser that as at the date of this Agreement and as of the Completion Date, each Warranty set out in **Schedule 1 (Vendors Additional Warranties)** is true, accurate and not misleading.

6.3 Each of the Warranties shall be construed as a separate representation, warranty, covenant or undertaking, as the case may be, and shall not be limited or qualified by the terms of any other representation or warranty or by any other term of this Agreement.

6.4 Notwithstanding anything in this Agreement, the Vendors shall not be liable in respect of any inaccuracy or breach of Warranty or for any Claim if and to the extent that the fact, matter, event or circumstance giving rise to the inaccuracy or breach of Warranty or Claim was disclosed in **Schedule 3 (Vendors' Disclosures)**.

7. INDEMNIFICATION

[redacted] The Purchaser unconditionally and irrevocably agrees forthwith to indemnify, defend and hold harmless the Vendors and their Affiliates, the Company, directors, officers, representatives, employees and agents (collectively, the "**Vendor Indemnified Persons**") from and against any and all Claims incurred by the Vendor Indemnified Persons, as a result of or arising directly or indirectly from (a) the entry by any Vendor Indemnified Persons to or performance of its obligations under this Agreement or the Transaction Documents, and (b) [redacted]

7.2 The indemnification rights of the Vendor Indemnified Persons under this Agreement are independent of, and in addition to, such other rights and remedies as the Vendors may have at Law or in equity or otherwise, including the right to seek specific performance, rescission or other injunctive relief, none of which rights or remedies shall be affected or diminished thereby.

7.3 In consideration of the Vendors entering into this Agreement, the Guarantor unconditionally and irrevocably guarantees to the Vendor Indemnified Persons as a continuing obligation that the Purchaser and the Company will comply properly and punctually with their respective

obligations under this Agreement and each Transaction Document. The Guarantor, as a separate additional continuing and primary obligation, undertakes to indemnify, defend and hold harmless the Vendor Indemnified Persons against any costs or losses suffered or incurred by any of them as a result of the failure by the Purchaser or the Company to comply properly and punctually with their respective obligations under this Agreement and each Transaction Document.

7.4 The Purchaser and the Guarantor acknowledge that the continuing provisions of this Clause 7 is a fundamental condition and integral to the Vendors entering into this Agreement. The Purchaser and the Guarantor's liability under this Clause 7 shall not be discharged or impaired by:

(a) any amendment, variation or assignment of this Agreement or any Transaction Document or any waiver of its or their terms;

(b) any release of, or granting of time or other indulgence to, the Vendors or any third party;

(c) any winding up, dissolution, reconstruction, legal limitation, incapacity or lack of corporate power or authority or other circumstances affecting the Purchaser, Guarantee or the Company; or

(d) any other act, event, neglect or omission (whether or not known to the Purchaser or the Guarantor) which would or might, but for this clause, operate to impair or discharge the Purchaser or Guarantor's liability or afford the Purchaser or Guarantor any legal or equitable defence.

8. TERMINATION AND DEFAULT

8.1 This Agreement may, subject always to Clause 8.3 hereunder, be terminated prior to the Completion Date upon the mutual written agreement of the Parties.

8.2 No expiry or termination of this Agreement shall prejudice in any manner any claim or rights of action previously accrued to the Parties hereunder.

8.3 Notwithstanding the above, Clauses 6 (*Representations and Warranties*), 7 (*Indemnification*), 8 (*Termination and Default*), 9 (*Costs and Expenses*), 10 (*Confidentiality*), 11 (*Governing Law and Dispute Resolution*), 12 (*Notices*) and 13 (*Miscellaneous*) shall survive the expiry or earlier termination of this Agreement. Any provision and obligation of the Parties relating to or governing their acts, which expressly or by its nature survives such termination or expiration, shall be enforceable with full force and effect notwithstanding such termination or expiration, until it is satisfied in full or by its nature expires.

9. COSTS AND EXPENSES

9.1 The Purchaser shall bear all expenses (including the fees and cost of any financial or technical advisors or lawyers engaged by each Party) in relation to the negotiations, preparation and execution of the Transaction Documents and ancillary documents referred thereunder and the consummation of the transactions contemplated under the Transaction Documents.

9.2 The Purchaser shall bear all stamp duties, notarisation fees or other documentary or transaction duties, any other transfer or other taxes payable, and administrative costs incurred, to effect the transfer of the Sale Shares from the Vendors to the Purchaser or in connection with the Transaction Documents.

10. CONFIDENTIALITY

10.1 Each Party shall keep all information relating to each other Party, information relating to the transactions herein and this Agreement (collectively referred to as the "**Information**") confidential. None of the Parties shall issue any public release or public announcement or otherwise make any disclosure concerning the Information without the prior approval of the Purchaser; *provided however that* nothing in this Agreement shall restrict any of the Parties from disclosing any information as may be required under applicable Law subject to providing a prior written notice of ten (10) Business Days to the other Parties. Subject to applicable Law, such prior notice shall also include (a) details of the Information intended to be disclosed along with the text of the disclosure language, if applicable; and (b) the disclosing Party shall also cooperate with the other Parties to the extent that such other Party may seek to limit such disclosure including taking all reasonable steps to resist or avoid the applicable requirement, at the request of the other Parties.

10.2 Nothing in this Clause 10 shall restrict any Party from disclosing Information for the following purposes:

(a) To the extent that such Information is in the public domain other than by breach of this Agreement;

(b) To the extent that such Information is required to be disclosed to any Governmental Authority to whose jurisdiction such Party is subject or with whose instructions it is customary to comply;

(c) Insofar as such disclosure is reasonably necessary to such Party's employees, directors or professional advisers, provided that such Party shall procure that such employees, directors or professional advisors treat such Information as confidential. For the avoidance of doubt it is clarified that disclosure of information to such employees, directors or professional advisors shall be permitted on a strictly "need-to-know basis".

11. GOVERNING LAW AND DISPUTE RESOLUTION

11.1 This Agreement shall be governed by, and construed in accordance with, the Laws of Singapore.

11.2 Any and all disputes, controversies or conflicts arising from or in relation to this Agreement, including disputes on its validity, conclusion, binding effect, breach, amendment, expiration and termination (collectively, "**Disputes**"), shall, as far as possible, be settled amicably by the Parties.

11.3 If any such Dispute is not settled amicably within thirty (30) days as from the date any Party informs the other Party that any Dispute has arisen, the Parties agree that such Dispute shall be referred to and finally resolved by arbitration in Singapore in accordance with the Rules of the Singapore International Arbitration Centre ("**SIAC Rules**" and "**SIAC**" respectively), which rules are deemed to be incorporated by reference in this Clause 11. However, to the extent that the SIAC Rules are in conflict with the provisions of this Clause 11, the provisions of this Clause 11 shall prevail. The tribunal shall consist of one (1) arbitrator, to be appointed by the President of the SIAC. The language of the arbitration shall be English.

12. NOTICES

12.1 Notices, demands or other communication required or permitted to be given or made under this Agreement shall be in writing and delivered personally or sent by prepaid post with recorded delivery, or email addressed to the intended recipient at its address set forth below, or to such other address or email number as a Party may from time to time duly notify to the others:

To the Vendors	:	**EDDIE FOONG WAI KEONG** [redacted] Email: info@createappasia.com Fax No: [■]
To the Purchaser and Guarantor	:	**WEYLAND TECH INC.** 198 The Wellington Street, 8/F The Wellington, Central, Hong Kong SAR. Hong Kong HKSAR Attention : Mr Brent Suen, CEO/President Email: brent.suen@weyland-tech.com Fax No: [■]

12.2 Any such notice, demand or communication shall, unless the contrary is proved, be deemed to have been duly served at the time of delivery in the case of service by delivery in person or by post, and on transmission in the case of service by email, provided that such notice, demand or communication shall also be dispatched by post within one (1) Business Day of transmission of such notice, demand or communication by email.

13. MISCELLANEOUS

13.1 Each of the rights of the Parties under this Agreement are independent, cumulative and without prejudice to all other rights available to them, and the exercise or non-exercise of any such rights shall not prejudice or constitute a waiver of any other right of a Party, whether under this Agreement or otherwise.

13.2 No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorised representative of the waiving Party.

13.3 Each and every obligation under this Agreement shall be treated as a separate obligation and shall be severally enforceable as such in the event of any obligation or obligations being or becoming unenforceable in whole or in part. To the extent that any provision or provisions of this Agreement are unenforceable they shall be deemed to be deleted from this Agreement and any such deletion shall not affect the enforceability of the remainder of this Agreement not so deleted provided the fundamental terms of this Agreement are not altered.

13.4 No amendment or variation of this Agreement shall be binding on any Party unless such variation is in writing and duly signed by all the Parties.

13.5 Subject to the provisions of this Agreement, this Agreement is personal to each Party to this Agreement and shall not be capable of assignment without the prior written consent of the other Party.

13.6 Unless expressly provided to the contrary in this Agreement, a person who is not a Party to this Agreement has no right under the Contracts (Rights of Third Parties) Act, Chapter 53B of the Statutes of the Republic of Singapore or otherwise to enforce or enjoy the benefit of any term of this Agreement.

13.7 This Agreement constitutes the whole agreement between the Parties relating to the subject matter hereof and supersedes any prior arrangements whether oral or written, relating to such subject matter. No Party has relied upon any representation or warranty in entering this Agreement other than those expressly contained herein.

13.8 The Parties hereto shall execute and do and, take such steps as may be in their power to, procure that all other necessary persons, if any, execute and do all such further documents, agreements, deeds, acts and things as may be required so that full effect may be given to the provisions of this Agreement, including, without limitation, making an application (where applicable) to the relevant patent or other intellectual property registry for registration of the grant of license under a registered patent or other intellectual property.

13.9 This Agreement may be executed in any number of originals or counterparts, each in the like form and all of which when taken together shall constitute one and the same document, and any Party may execute this Agreement by signing any one or more of such originals or counterparts.

EXECUTION PAGE

IN WITNESS WHEREOF, the Parties have entered into this Agreement the day and year first above written.

VENDORS

SIGNED by **EDDIE FOONG WAI KEONG**	))	…………………………………
Witness:	)	
SIGNED by **ZHAO YONGXIN**	))	…………………………………
Witness:	)	

PURCHASER

SIGNED for and on behalf of **WEYLAND TECH INC.**	)))	………………………………… Name: Director
Witness:	)	

GUARANTOR

SIGNED by **BRENT SUEN**	))	…………………………………
Witness:	)	

SCHEDULE I: VENDORS ADDITIONAL WARRANTIES

1. SHARE CAPITAL

The shareholding of the Vendors in the Company (i) as of the date of this Agreement and (ii) immediately after the transfer of the Sale Shares to the Purchaser on the Completion Date, shall be as described in **Part A and Part B of Schedule** 2, respectively.

2. ACCOUNTS AND FINANCES

The accounting books and records of the activities of the Company have been fairly and properly maintained in accordance with applicable Law and consistently applied accounting principles.

3. TAX

The Company has complied with all the requirements as specified under the tax Laws as applicable to it in relation to returns, computations, notices, deductions, withholding and information which are or are required to be made or given by the Company to any tax authority for taxation and for any other tax or duty purposes, have been made on a proper and timely basis and are correct.

4. INTELLECTUAL PROPERTY RIGHTS

The Company is the absolute owner, valid licensee, or authorised user (as the case may be) of its trademarks, trade names, logos, trade secrets, proprietary information and knowledge, technology, databases, copyrights (if any), licences or rights with respect thereto necessary to operate the business of the Company. The Company has not passed off any part of the business of the Company as and for the business of any other third party and no third party is passing off its business as and for any part of the business of the Company.

5. EMPLOYEES

5.1 As of the date of this Agreement, the Company has a total of 2 employees, all of whom are paid employees of the Company. The employment contracts of the employees have been Disclosed to the Purchaser.

5.2 The Company has complied with all applicable Laws applicable to it relating to employment of the employees, including those relating to wages, hours of work, overtime and other employment standards, human rights, collective bargaining, occupational health and safety, workers' hazardous materials, pay equity and workers' compensation.

5.3 Other than Central Provident Fund contributions, there are no other benefits that are being provided to the employees including deferred compensation agreement, incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement.

5.4 The Company is not engaged or involved in any material dispute with any employee, any labour troubles which are material or any complaints or claims with respect to health and safety issues.

6. REAL PROPERTY

Save for the tenancy described in Schedule 3, the Company does not own or lease any other real property.

7. COMPLIANCE WITH LAW

7.1 The statutory books of the Company have been properly kept, are up-to-date and contain complete and accurate details of all material matters required by applicable Laws to be entered in them.

7.2 The Company has conducted its business in compliance with all applicable Laws and with its own constitutional documents and has received no notice or threat relating to any contravention of any applicable Law from any Governmental Authority.

7.3 All authorisations necessary or desirable for the carrying of the business of the Company and to own, use and operate the properties and assets used in the business has been obtained and are in full force and effect.

7.4 No audit, investigation or other proceeding by a Governmental Authority is pending or being conducted that may have an adverse impact on the Company or the Company's ability to consummate the transaction contemplated herein.

8. INSOLVENCY

No order has been made or petition presented or resolution passed for the winding up of the Company; no distress, execution or other process has been levied against it or any of its assets and no action has been taken to repossess any goods or assets in the possession of the Company. The Company has not stopped payment or is insolvent or unable to pay its debts as they fall due or has made or proposed any arrangement or composition with its creditors. No administrative or other receiver has been appointed by any Person of the business or assets of the Company or any part thereof, nor has any order been made, petition presented or any other step taken for the appointment of an administrator or receiver in respect of the Company or any of its assets.

SCHEDULE 2: SHAREHOLDING

Part A: Shareholding of the Company as at the date of this Agreement

[*To be provided*]

Part B: Shareholding of the Company upon Completion

[*To be provided*]

SCHEDULE 3: VENDORS' DISCLOSURES

1. **Employees**

   - see employment letters in respect of the following employees of the Company:
   (i) Ms Palak Shah Chetankumar – System Analyst
   (ii) Ms Ng Ke Xin – Admin and System Admin Executive

2. **Real Property**

   - see tenancy agreement in respect of the following office premise:
   Address: 420 North Bridge Road, #06-29/ 30 Singapore 188727
   Start Date : 15th Dec 2015, End Date: 14th Dec 2017; Term: 2 years, with option to renew for an additional period of 2 years
   Rent: S$3,680/ month
   Two months rental withheld by Landlord as security deposit

3. **Accounts and Finances, Tax, Compliance with Laws**

   (a) The Company was requested on 25 January 2017 by IRAS to submit certain documents and accounts for the purposes of a GST audit. The Company has complied with IRAS's request and submitted the documents for GST audit on 28 Feb 2017. The Company is currently awaiting IRAS review of the documents, taxes and GST for FY 14/15.

   (b) Receivables amounting to an estimated S$6,000,000 has been converted to non-collectibles in FY16, and the Company expects the return of additional GST prepaid in respect of the bad debts. In the meantime, the Company will pay corporate income tax of Singapore Dollars Five Thousand (S$5,000) a month pending IRAS's review.

   (c) The Company owes the Vendor Singapore Dollars Eight Hundred and Forty Thousand (S$840,000) pursuant to a shareholder's loan made to the Company on [date].